Hillman Announces Leadership Succession Plans: COO Jon Michael Adinolfi to be Appointed as Next CEO; CEO Doug Cahill to Become Executive Chairman
CINCINNATI, August 6, 2024 -- Hillman Solutions Corp. (Nasdaq: HLMN) (the “Company” or “Hillman”), a leading provider of hardware products and merchandising solutions, announced that Jon Michael Adinolfi (“JMA”), Hillman’s current Chief Operating Officer, will transition to the role of President and Chief Executive Officer; and Doug Cahill, Hillman’s current Chairman, President, and Chief Executive Officer, will transition to the Role of Executive Chairman effective January 1, 2025. This planned leadership succession ensures the continuity of Hillman’s current leadership and strategy.
“Over the past 60 years, Hillman has provided its customers with unparalleled service, brought innovative products and creative solutions to market, and has grown to be a trusted partner for hardware stores and home improvement centers across North America,” stated Jon Michael Adinolfi. “We love our customers and as the next CEO, I look forward to continuing to build on Hillman’s legacy of service and growth as we seek to find new ways to serve and deepen our partnerships with them.”
“I am grateful for Doug’s mentorship and guidance having worked side-by-side with him since joining Hillman five years ago. Together, we helped the team successfully navigate COVID, supply chain volatility, and inflation while regularly winning new business, expanding our range of products, and improving our competitive moat. As I look to Hillman’s next chapter, we have our sights set on the goal of achieving $2 billion in net sales through organic growth and M&A. I am confident that we have the right team in place to achieve our goals while continuing to take great care of our customers.”
Mr. Adinolfi has a track record of success in the hardware and home improvement industry and has proven to be an effective, strategic and forward-thinking leader. Prior to JMA’s role as COO, he served as Divisional President, Hillman U.S. since joining the Company in 2019. Prior to that, he held leadership roles with ever-increasing responsibility at Stanley Black & Decker starting in 2011, culminating with his role of President of U.S. Retail. Prior to that, JMA served as President of Crown Bolt, when Crown Bolt was the fastener supplier for Home Depot.
Doug Cahill, Hillman’s chairman, president, and chief executive officer added: “Leading Hillman for the past ten years as Chairman and the past five as CEO, has been a remarkable highlight of my career. From expanding our product offerings to include power screws and builder’s hardware, to becoming public in 2021 and paying down over $900 million of debt – it has been a great experience working with the warriors at Hillman. Throughout my tenure, we have upheld our commitment to the Hillman family legacy – putting our customers first. As JMA takes the reins, I have the utmost confidence that he will further strengthen Hillman’s relationship with our customers and investors while driving Hillman forward with profitable growth.”
Cahill continued: “JMA is a great leader and has excellent rapport with the Hillman team and our customers. We hired JMA five years ago and felt strongly that he would be a perfect fit as

Hillman’s next leader, now becoming just the sixth CEO in Hillman’s 60-year history. I love this company and am very proud of this leadership handoff. Hillman is in excellent hands under his leadership, and I look forward to continuing to support JMA and the Hillman team as I step into the executive chairman role.”
Hillman’s Second Quarter 2024 Financial Results
Later today, Tuesday, August 6, 2024, at 8:30 am ET, Hillman’s management team will discuss its results for the thirteen and twenty-six weeks ended June 29, 2024, as well as its leadership succession plans.
About Hillman Solutions Corp.
Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman Solutions Corp. (“Hillman”) and its subsidiaries are leading North American providers of complete hardware solutions, delivered with outstanding customer service to over 46,000 locations. Hillman is celebrating 60 years of service this year, a significant milestone achieved by maintaining strong company values, an innovative culture, and delivering a “small business” experience with “big business” efficiency. Hillman designs innovative product and merchandising solutions for complex categories that deliver an outstanding customer experience to home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and OEM & industrial customers. For more information on Hillman, visit www.hillman.com.
Forward Looking Statements
All statements made in this press release that are consider to be forward-looking are made in good faith by the Company and are intended to qualify for the safe harbor from liability established by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. You should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," “target”, “goal”, "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) unfavorable economic conditions that may affect operations, financial condition and cash flows including spending on home renovation or construction projects, inflation, recessions, instability in the financial markets or credit markets; (2) increased supply chain costs, including raw materials, sourcing, transportation and energy; (3) the highly competitive nature of the markets that we serve; (4) the ability to continue to innovate with new products and services; (5) direct and indirect costs associated with the May 2023 ransomware attack, and our receipt of expected insurance receivables associated with that cyber security incident; (6) seasonality; (7) large customer concentration; (8) the ability to recruit and retain qualified employees; (9) the outcome of any legal proceedings that may be instituted against the Company; (10) adverse changes in currency exchange rates; or (11) regulatory changes and potential legislation that could adversely impact financial results. The foregoing list of factors is not exclusive, and readers should also refer to those risks that are included in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K filed on February 22, 2024. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward looking statements.
Except as required by applicable law, the Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements in this communication to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
Contact:
Michael Koehler
Vice President of Investor Relations & Treasury
513-826-5495
IR@hillmangroup.com

Source: Hillman Solutions Corp.

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